EXHIBIT 5.1

May 11, 2010

Beckman Coulter, Inc.

250 S. Kraemer Boulevard

Brea, California 92821

Re:	Registration of Common Stock of Beckman Coulter, Inc. on Form S-8

Ladies and Gentlemen:

In connection with the registration of up to 1,500,000 shares of Common Stock of Beckman Coulter, Inc., a Delaware corporation (the “Company”), par value $0.10 per share (the “Shares”) under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Beckman Coulter, Inc. Savings Plan, as amended and restated (the “Plan”), I have acted as counsel to the Company. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In my capacity as counsel, I or attorneys under my supervision have examined originals or copies of those corporate and other records of the Company I considered appropriate for purposes of the opinion expressed herein.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that as of the date hereof (1) the Shares have been duly authorized by all necessary corporate action on the part of the Company and (2) when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated by and in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar or the transfer agent for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to matters governed by the laws of the State of California and the General Corporation Law of the State of Delaware. I am not admitted to the practice of law in the State of Delaware. However, I am familiar with the General Corporation Law of the State of Delaware and have made such review thereof as I consider necessary for the purpose of this opinion.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Arnold A. Pinkston
Arnold A. Pinkston,
Senior Vice President, General Counsel and Secretary